Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated January 22, 2013 (including amendments thereto) with respect to the Common Units of Hi-Crush Partners LP.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: January 22, 2013	Raging Capital Master Fund, Ltd.

	By:	Raging Capital Management, LLC Investment Manager

	By:	/s/ William C. Martin
		Name:	William C. Martin
		Title:	Managing Member

Raging Capital Management, LLC

By:	/s/ William C. Martin
	Name:	William C. Martin
	Title:	Managing Member

/s/ William C. Martin
William C. Martin